Exhibit 99.1

Theriva™ Biologics Reports Full-Year 2024 Operational Highlights and Financial Results

– Enrollment completed in VIRAGE Phase 2b clinical trial of VCN-01 in metastatic pancreatic ductal adenocarcinoma (PDAC); topline data expected in Q2 2025 –

– VCN-01 development bolstered by FDA award of Fast Track designation for the treatment of PDAC and Rare Pediatric Disease designation for retinoblastoma –

– Received guidance from the FDA and EMA on Phase 3 pivotal trial design for VCN-01 in combination with standard-of-care chemotherapy for metastatic PDAC –

–– As of December 31, 2024, Theriva Biologics reports $11.6 million in cash, which is expected to provide runway into Q3 2025 –

ROCKVILLE, MD., March 6, 2025 (GLOBE NEWSWIRE) — Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the full-year ended December 31, 2024, and provided a corporate update.

“We are very pleased with our clinical and regulatory achievements in 2024,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “The VIRAGE Phase 2b clinical trial of our unique, stroma-degrading, oncolytic virus VCN-01in metastatic PDAC is nearing a topline data readout. Should this trial be successful, our interactions with regulatory agencies in the USA and Europe have provided us with clear direction on the path forward to a potential pivotal trial for VCN-01 in this indication. As PDAC incidence increases worldwide, the need for new therapies to treat this deadly disease is even more urgent.”

Recent Program Highlights and Anticipated Milestones:

VCN-01

Pancreatic Ductal Adenocarcinoma (PDAC):

•	In May 2024, the U.S. Food and Drug Administration (FDA) granted Fast Track designation to lead clinical candidate VCN-01 in combination with gemcitabine and nab-paclitaxel to improve progression-free survival and overall survival in patients with metastatic pancreatic adenocarcinoma.

•	In September 2024 we reported that our target enrollment of 92 evaluable patients was achieved in VIRAGE, the randomized, controlled, multicenter, open-label Phase 2b trial of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy in newly diagnosed metastatic PDAC patients. Topline data from the VIRAGE study, and the outcomes of a second Data Monitoring Committee review of safety data, are expected in Q2 2025.

•	In December 2024 we received minutes from a Type D meeting with the FDA and in February 2025 we received scientific advice from the Committee for Human Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA), both providing guidance on the design of a potential pivotal Phase 3 clinical study of lead clinical candidate VCN-01 in combination with standard-of-care chemotherapy gemcitabine/nab-paclitaxel for the treatment of metastatic PDAC. Feedback from the FDA and EMA is being incorporated into the design of a Phase 3 study protocol and an End-of-Phase 2 meeting with the FDA to discuss the proposed Phase 3 study will be requested before the end of 2025.

Retinoblastoma:

•	In April 2024, we announced positive topline data from the investigator sponsored Phase 1 trial of intravitreal VCN-01 in pediatric patients with refractory retinoblastoma conducted at Sant Joan de Déu-Barcelona Children’s Hospital. The database for this study has been locked and the clinical study report is being prepared.

•	In July 2024, VCN-01 was granted Rare Pediatric Drug Designation by the FDA and in October 2024 VCN-01 received Orphan Medicinal Product Designation from the European Commission, both for the treatment of retinoblastoma. We continue discussions with key opinion leaders to develop a potential pivotal trial protocol for discussion with regulatory agencies.

SYN-004

•	In October 2024 we reported a positive outcome from the Data and Safety Monitoring Committee (DSMC) review of results from the second Cohort of our Phase 1b/2a randomized, double-blinded, placebo-controlled clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients for the prevention of acute graft-versus-host-disease (aGVHD). Based on a review of the safety and pharmacokinetic data, the DSMC recommended that the study proceed to enroll the final Cohort 3. Based upon our current available funding and our focus on our clinical development of VCN-01 we do not anticipate that enrollment for the Cohort 3 will commence unless we obtain grant funding, or find a licensee or partner for the SYN-004 development program.

Business Updates

In September 2024, we were awarded manufacturing funding from the Spanish government’s National Knowledge Transfer Program. Theriva Biologics and the Universitat Autònoma de Barcelona (UAB) were awarded a total of €2.28 million (approximately $2.54 million), of which the Company received a loan of €1.33 million (approximately $1.48 million) on January 17, 2025, which shall be repaid over 7 years commencing three years from the date of award and UAB will receive a grant of €0.95 million (approximately $1.06 million) dedicated to the THERICEL project and paid in annual installments over the next 3 years. The THERICEL project is intended to establish the viability of using Theriva’s proprietary A549 suspension cells for the clinical manufacture of adenoviral and AAV therapies.

In 2024, we recognized a tax credit receivable and offsetting deferred R&D tax credit of $1.8 million from the Spanish government for reimbursement of certain expenses incurred in research and development efforts in Spain.

Full-Year Ended December 31, 2024 Financial Results

General and administrative expenses increased to $7.4 million for the year ended December 31, 2024, from $7.1 million for the year ended December 31, 2023. This increase of 4% is primarily comprised of the contingent consideration adjustment of $700,000 in the current year compared to a decrease of $660,000 in the prior, year having a cumulative impact to general and administration expenses of $1.4 million, offset by a decrease in compensation costs, consulting fees, and lower director and officer insurance. The charge relating to stock-based compensation expense was $438,000 for the year ended December 31, 2024, compared to $388,000 for the year ended December 31, 2023.

Research and development expenses decreased to $12.0 million for the year ended December 31, 2024, from $14.3 million for the year ended December 31, 2023. This decrease of 16% is primarily the result of lower clinical trial expenses related to our VIRAGE Phase 2 clinical trial of VCN-01 in PDAC, lower expenses related to our Phase 1a clinical trial of SYN-020, decreased expenses related to our Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients, and the recognition of the research and development tax credit, offset by increased expenses related to the Phase 1 trial of intravitreal VCN-01 in patients with retinoblastoma. We anticipate research and development expense to increase as we complete our VIRAGE Phase 2 clinical trial of VCN-01 and plan for our Phase 3 clinical trial of VCN-01 in PDAC, advance our VCN-01 program in retinoblastoma, expand GMP scale-up manufacturing activities for VCN-01, and continue supporting our other preclinical and discovery initiatives. Research and development expenses also include a charge relating to non-cash stock-based compensation expense of $233,000 for the year ended December 31, 2024, compared to $165,000 for the year ended December 31, 2023.

Other income was $693,000 for the year ended December 31, 2024, compared to other income of $1,442,000 for the year ended December 31, 2023. Other income for the year ended December 31, 2024 is primarily comprised of interest income of $697,000 and an exchange loss of $4,000. Other income for the year ended December 31, 2023 is primarily comprised of interest income of $1,439,000 offset by an exchange gain of $3,000.

Cash and cash equivalents totaled $11.6 million as of December 31, 2024, compared to $23.2 million as of December 31, 2023.

The audited financial statements for the year ended December 31, 2024 included in the Company’s Annual Report on Form 10-K contain an audit opinion from the Company’s independent registered public accounting firm that includes an explanatory paragraph related to the Company’s ability to continue as a going concern.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding topline data expected in Q2 2025; cash runway into Q3 2025;the outcomes of a second Data Monitoring Committee review of safety data from the VIRAGE Phase 2b clinical trial of VCN-01 in metastatic pancreatic ductal adenocarcinoma expected in Q2 2025 ; having clear direction on the path forward to a potential pivotal trial for VCN-01 in PDAC should the VIRAGE Phase 2b trial be successful; the potential pivotal Phase 3 clinical study of lead clinical candidate VCN-01 in combination with standard-of-care chemotherapy gemcitabine/nab-paclitaxel for the treatment of metastatic PDAC; an End-of-Phase 2 meeting with the FDA to discuss the proposed Phase 3 study being requested before the end of 2025; preparing the clinical study report from the investigator sponsored Phase 1 trial of intravitreal VCN-01 in pediatric patients with refractory retinoblastoma conducted at Sant Joan de Déu-Barcelona Children’s Hospital; continuing discussions with key opinion leaders for developing a potential pivotal trial protocol for retinoblastoma; obtaining grant funding or finding a licensee or partner for the SYN-004 development program; the THERICEL project establishing the viability of using Theriva’s proprietary A549 suspension cells for the clinical manufacture of adenoviral and AAV therapies; anticipated increase in research and development expense as the Company completes its VIRAGE Phase 2 clinical trial of VCN-01 and plans for its Phase 3 clinical trial of VCN-01 in PDAC, advances its VCN-01 program in retinoblastoma, expands GMP scale-up manufacturing activities for VCN-01, and continues supporting its other preclinical and discovery initiatives. Important factors that could cause actual results to differ materially from current expectations include, among others, the topline data being positive for the VIRAGE Phase 2b clinical trial of VCN-01 in metastatic pancreatic ductal adenocarcinoma ; Company’s ability to effectively design the pivotol trial for VCN-01 in PDAC; the Company’s and VCN’s ability to reach clinical milestones when anticipated, including the ability to continue to enroll patients as planned, generating positive clinical data when anticipated (including from the VIRAGE Phase 2b clinical trial of VCN-01 in metastatic pancreatic ductal adenocarcinoma) that establishes VCN-01 may lead to improved clinical outcomes for patients with PDAC and other solid cancers; the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the Company’s ability to complete clinical trials on time and achieve the desired results and benefits; the Company’s ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements; regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications; acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products; developments by competitors that render such products obsolete or non-competitive; the Company’s and VCN’s ability to maintain license agreements; the continued maintenance and growth of the Company’s and VCN’s patent estate; the ability to continue to remain well financed; the ability to find licensees and grant funding for the SYN-004 development program and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Relations Contact:
Chris Calabrese
LifeSci Advisors, LLC
ccalabrese@lifesciadvisors.com
917-680-5608

Condensed Consolidated Balance Sheet

(In thousands except share and par value amounts)

(Unaudited)

	December 31,	December 31,
	2024	2023
Assets

Current Assets
Cash and cash equivalents	$11,609	$23,177
Tax credit receivable	3,228	1,812
Prepaid expenses and other current assets	1,444	2,414
Total Current Assets	16,281	27,403

Non-Current Assets
Property and equipment, net	270	422
Restricted cash	96	102
Right of use asset	1,272	1,759
In-process research and development	17,358	19,755
Goodwill	—	5,700
Deposits and other assets	75	78
Total Assets	$35,352	$55,219
Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$859	$770
Accrued expenses	3,368	2,995
Accrued employee benefits	1,144	1,517
Deferred research and development tax credit-current portion	1,614	906
Loans payable-current	61	63
Operating lease liability-current portion	539	487
Total Current Liabilities	7,585	6,738

Non-current Liabilities
Non-current contingent consideration	6,973	6,274
Loan Payable - non-current	92	162
Non-current deferred research and development tax credit	762	906
Non-current operating lease liability	873	1,442
Total Liabilities	16,285	15,522

Commitments and Contingencies	—	—
Temporary Equity; 10,000,000 authorized
Series C convertible preferred stock, $0.001 par value; 10,000,000 authorized; 0 issued and outstanding at December 31, 2024, and 275,000 issued and outstanding at December 31, 2023	—	2,006
Series D convertible preferred stock, $0.001 par value; 10,000,000 authorized; 0 issued and outstanding at December 31, 2024 and 100,000 issued and outstanding at December 31, 2023	—	728
Stockholders’ Equity:
Common stock, $0.001 par value; 350,000,000 shares authorized, 2,811,258 issued and 2,782,449 outstanding at December 31, 2024 and 715,028 issued and 686,219 outstanding at December 31, 2023	3	1
Additional paid-in capital	355,501	346,536
Treasury stock at cost, 28,809 shares at December 31, 2024 and at December 31, 2023	(288)	(288)
Accumulated other comprehensive (loss) income	(1,178)	32
Accumulated deficit	(334,971)	(309,318)
Total Stockholders‘ Equity	19,067	36,963

Total Liabilities and Stockholders’ Equity	$35,352	$55,219

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	For the year ended
	December 31,
	2024	2023
Operating Costs and Expenses:
General and administrative	$7,396	$7,120
Research and development	12,031	14,311
In-process research and development impairment	1,325	—
Goodwill impairment	5,594	—
Total Operating Costs and Expenses	26,346	21,431

Loss from Operations	(26,346)	(21,431)
Other Income:
Foreign currency exchange (loss) gain	(4)	3
Interest income	697	1,439
Total Other Income	693	1,442

Net Loss before income taxes	(25,653)	(19,989)
Income tax benefit	—	1,640
Net Loss Attributable to Common Stockholders	$(25,653)	$(18,349)

Net Loss Per Share - Basic and Dilutive	$(19.03)	$(28.48)

Weighted average number of shares outstanding during the period - basic and dilutive	1,348,126	644,282

Net Loss	(25,653)	(18,349)
(Loss) gain (loss) on foreign currency translation	(1,210)	711
Total comprehensive loss	$(26,863)	$(17,638)